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                                                                    Exhibit 4.1


                              AMENDED AND RESTATED

                                      1993

                          EMPLOYEES' STOCK OPTION PLAN

                                       OF

                            NAM TAI ELECTRONICS, INC.


(As adopted August 18, 1993, amended December 15, 1993, amended January 12, 1996, and amended and restated effective December 12, 1996)


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                              AMENDED AND RESTATED

                             1993 STOCK OPTION PLAN
                                       OF
                            NAM TAI ELECTRONICS, INC.

     (As adopted August 18, 1993, amended December 15, 1993, amended January 12, 1996, and amended and restated effective December 12, 1996)

         1. Purpose. The purpose of the Nam Tai Electronics, Inc. 1993 employees' stock option plan (the "plan") is to induce key employees to remain in the employ of Nam Tai Electronics, Inc., a British Virgin Island international business corporation (hereinafter referred to as the "Company") or of any subsidiary of the Company, and to encourage such employees to secure or increase on reasonable terms their stock ownership in the Company. The board of directors of the Company believes the plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing its continued growth and financial success.

         2. Effective Date of the Plan. The plan shall become effective on August 18, 1993, the date originally adopted by the board of directors.

         3. Stock Subject to Plan. The maximum number of common shares which may be issued pursuant to the exercise of options granted under the plan is one million shares (1,000,000) subject to the adjustments provided in paragraph 14 below. One million shares (1,000,000) of the authorized but unissued common shares of the Company will be reserved for issue upon exercise of options granted under the plan subject to the adjustments provided in paragraph 14 below; provided, however, that the number of such authorized but unissued shares so reserved may from time to time be reduced to the extent that a corresponding amount of issued and outstanding stock has been purchased by the Company and set aside for issue upon the exercise of options granted under the plan. If any options shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for further grants under the plan.

         4. Administration. The plan shall be administered by the Board of Directors or a committee referred to in paragraph 5 (hereinafter referred to as the "committee"). Subject to the express provisions of the plan, the Board of Directors or the committee, if so appointed, shall have complete authority, in its discretion, to determine those key employees (hereinafter referred to as "participants") to whom, and the price at which options shall be granted, the option periods and the number of shares to be subject to each option. The Board of Directors or the committee, if so appointed, shall also have the authority in its discretion to prescribe the time or times at which the options may be exercised and limitations upon the exercise of options (including limitations effective upon the death or termination of employment of the participant), and the restrictions, if any, to be imposed upon the transferability of shares acquired upon exercise of options. In making such determinations, the Board of Directors or the committee, if so appointed, may take into account the nature of the services rendered by respective employees, their present and potential contributions to the success of the Company or its subsidiaries, as hereinafter


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defined, and such other factors as the Board of Directors or the committee, if so appointed, in its discretion shall deem relevant. Subject to the express provisions of the plan, the Board of Directors or the committee, if so appointed, shall also have complete authority to interpret the plan, to prescribe, amend and rescind rules and regulations relating to the plan, to determine the terms and provisions of the respective option agreements (which need not be identical), to determine whether the shares delivered upon exercise of stock options will be treasury shares or will be authorized but previously unissued shares, and to make all other determinations necessary or advisable for the administration of the plan. The determinations of Board of Directors or the committee, if so appointed, on the matters referred to in this paragraph 4 shall be conclusive.

         5. Committee. The committee, if so appointed, shall consist of not less than three members of the board of directors of the Company. The committee, if so appointed, shall be appointed from time to time by the board of directors, which may from time to time appoint members of the committee in substitution for members previously appointed and may fill vacancies, however caused, in the committee. A majority of its members shall constitute a quorum. All determinations of the committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The committee shall also have express authorization to hold committee meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

         6. Eligibility. An option may be granted under the plan only to officers or other key employee or a director of the Company and of its present and future subsidiary corporations. The granting of an option to any employee shall not confer upon the employee any right to continue in the employ of the Company or of any such subsidiary and shall not interfere in any way with the right of the Company or of any such subsidiary to terminate the employment of the employee at any time.

         7. Option Price. The option price will be determined by the Board of Directors or the committee, if so appointed, in its discretion, at the time the option is granted. While the Board of Directors or the committee, if so appointed, shall have complete and sole discretion in determining the option price, and the Company shall not grant options that are exercisable at less than 100% of the fair market value of the common stock on the date of the grant as shall reasonably be determined by the Board of Directors or the committee, if so appointed, except in the most unusual circumstances as shall be determined by the Board of Directors or the committee, if so appointed, at the time of specific grants.

         For the purposes of the plan, the term, "fair market value of the common stock" shall mean an amount determined by the Board of Directors or the committee, if so appointed, but in no event less than:

         (i) if the common stock is traded in the over-the-counter market in the United States and not in The Nasdaq National Market nor on any national securities exchange registered as such under the Securities Exchange Act of 1934, as amended (a "National Securities Exchange"), the lower of:


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                  a)  the closing price on the date of grant; or

                  b) the average of the daily per share high and low prices on the 10 consecutive trading days immediately preceding the date of the grant, in either case as reported by The Nasdaq Small Cap Market (or an equivalent generally accepted reporting service if quotations are not reported on The Nasdaq Small Cap Market); or

         (ii) if the common stock is traded in The Nasdaq National Market or on a National Securities Exchange, the lower of:

                  a)  the closing price on the date of the grant; or

                  b) the average of the daily per share high and low prices on the 10 consecutive trading days immediately preceding the date of the grant;

              in either case as reported on The Nasdaq National Market or on the principal National Securities Exchange on which it is listed, as the case may be.

         For the purposes of clause (i) above, if trading in the common stock is not reported by The Nasdaq Small Cap Market, the applicable price referred to in said clause shall mean the closing price on The Toronto Stock Exchange on the day in which the option is granted, and if there is no sale of common stock on such day, then the applicable price shall be the average of the bid and asked prices as reported in the Nasdaq Electronic Bulletin Board or, if not reported thereon, as reported in the "pink sheets" published by the National Quotation Bureau, Incorporated. For the purposes of clause (ii) above, the closing price shall be the last reported sale price or, in the case where no such reported sale takes place upon such day, the average of the reported bid and asked prices, in either case in The Nasdaq National Market or on the National Securities Exchange on which the common stock is then listed."

         8. Date of Option Grant. An option shall be considered granted on the date the Board of Directors or the committee, if so appointed, acts to grant the option, or such date thereafter as the Board of Directors or the committee, if so appointed, shall specify.

         9. Term of Plan. The board of directors, without further approval of the shareholders may terminate the plan at any time, but no termination shall, without the participant's consent, alter or impair any of the rights under any option theretofore granted to him under the plan.

         10. Term of Options. The term of each option granted under the plan will be for such period (hereinafter referred to as the "option period") not exceeding ten (10) years as the Board of Directors or the committee, if so appointed, shall determine. Each option shall be subject to earlier termination as described under "exercise of options."

         11. Exercise of Options. Each option granted under the plan will be exercisable on such date or dates and during such period and for such number of


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shares as shall be determined pursuant to the provisions of the option agreement evidencing such option. Subject to the express provisions of the plan, the Board of Directors or the committee, if so appointed, shall have compete authority, in its discretion, to determine the extent, if any, and the conditions under which an option may be exercised in the event of the death of the participant or in the event the participant leaves the employ of the Company or has his employment terminated by the Company. An option may be exercised, by (a) written notice of intent to exercise the option with respect to a specified number of shares of stock, and (b) payment to Company of the amount of the option purchase price for the number of shares of stock with respect to which the option is then exercised.

         12. Nontransferability. Options under the plan are not transferable otherwise than by will or the laws of descent or distribution, and may be exercised during the lifetime of a participant only by such participant.

         13. Agreements. Options granted pursuant to the plan shall be evidenced by stock option agreements in such form as the Board of Directors or the committee, if so appointed, shall from time to time adopt.

         14. Adjustment of Number of Shares. In the event of any change in the common shares of the Company by reason of any stock dividend, reorganization, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the common shares of the Company, the number and kind of shares which thereafter may be optioned and sold under the plan and the number and kind of shares subject to option in outstanding option agreements and the option price per share shall be appropriately adjusted consistent with such change in such manner as the Board of Directors of the committee, if so appointed, may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the plan. No adjustment or substitution provided for in this paragraph shall require the Company in any stock option agreement to sell a fractional share, and the total substitution or adjustment with respect to each stock option agreement shall be limited accordingly.

         15. Amendments. The board of directors, without approval of the shareholders, may from time to time amend the plan in such respects as the board may deem advisable. No amendment shall, without the participant's consent, alter or impair any of the rights or obligations under any option theretofore granted to him under the plan.

         In witness whereof, the Board of Directors of the Company has amended and restated this plan, as originally adopted on August 18, 1993, amended on December 15, 1993, and amended on January 12, 1996, this 20th day of February 1997, retroative to December 12, 1996.


                                     NAM TAI ELECTRONICS, INC.


                                     By:   /s/ Ronald G. Erdman
                                          ---------------------------
                                          Ronald G. Erdman, Secretary


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                             STOCK OPTION AGREEMEENT

          This agreement, dated as of the ______________________ (hereinafter the "grant date"), by and between Nam Tai Electronics, Inc., a British Virgin Islands international business company with its principal offices at Unit 9, 15/F., Tower 1, China Hong Kong City, 33 Canton Road, TST, Kowloon, Hong Kong (hereinafter called the "Company"), party of the first part, and

_______________________________________________________________________________

_______________________________________________________________________________

___________________________________________ (hereinafter called "Optionee"), a party of the second part;

                                   WITNESSETH

         Whereas, the Company has adopted the "1993 Employees' Stock Option Plan of Nam Tai Electronics, Inc." (the "plan") to permit options to be granted to certain employees of the Company and its subsidiaries (hereinafter call the "employer corporation") to purchase common shares of the Company; and

         Whereas, the Optionee is employed by the employer corporation in a key capacity, and the Company desires him to remain in such employ, and to secure or increase his stock ownership in the Company in order to increase his incentive and personal interest in the welfare of the employer corporation;

         Now, therefore, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

         1. Subject to the terms and conditions set forth herein, the Company grants to the Optionee the option to purchase from the Company all or any part of an aggregate amount of ___________common shares of the Company authorized and unissued or, at the option of the Company, treasury stock if available (hereinafter, the "optioned shares").

         2. The price per share (the "option price") to be paid for the optioned shares shall be ___________________ United States dollars (US$__.__) which is the fair market value of the common stock on the grant date.

         3. Subject to the provisions of paragraphs four (4) and six (6) hereof, the option granted hereby may be exercised by the Optionee in installments of 50% of the optioned shares during the period beginning _________________ and ending on as provided in paragraph 6 below and as to the remaining 50% of the optioned shares during the period beginning ________________ and ending on as provided in paragraph 6 below. Optionee acknowledges that he or she understands he or she has no right whatsoever to exercise the option granted hereunder with respect to any optioned shares covered by any installment until such installment accrues as provided above.

         4. The option herein granted may be exercised only by written notice of intent to exercise the option, served upon the secretary of the Company at its office at Unit 9, 15/F., Tower 1, China Hong Kong City, 33 Canton Road, TST, Kowloon, Hong Kong, or Canada office at 530 - 999 West Hastings Street, Vancouver, B.C. V6C 2W2 specifying the number of shares in respect of which the option is being exercised, accompanied by payment for such shares in cash or by


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certified check or bank draft to the order of the Company. Such shares, upon payment of the purchase price, shall be fully paid and nonassessable.

         5. The option herein granted shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee.

         6. The option granted hereunder shall expire and become unexercisable on or before the earliest of the following dates, whichever is applicable: (i) [date of expiry] , (ii) the date which is 30 days following the Optionee's termination of employment from the employer corporation for any reason other than death or disability, (iii) the date that is one year following the Optionee's termination of employment from the employer corporation by reason of his or her death, or by reason of his or her disability, whichever is applicable, (iv) the effective date of a sale of or other disposition of all or substantially all of the stock or assets of the Company.

         7. If any of the events specified in paragraph 14 of the plan occur, the adjustments in optioned shares and option price therein provided shall be made.

         8. As to all optioned shares (or any stock issued as a stock dividend thereon or any securities issued in lieu thereof or in substitution therefor), purchased by the Optionee or his personal representative upon the exercise of any portion of the option herein granted, the Chairman, in his sole discretion, may require that the Optionee or his personal representative, as the case may be, agree to any of the following conditions:

                  (a) That they sign an investment letter to the effect that they are taking said shares for investment and not for resale.

                  (b) That they will comply with such restrictions as may be necessary to satisfy the requirements of the Securities Act of 1933.

         9. The Optionee shall not be deemed for any purposes to be a shareholder of the Company with respect to any of the optioned shares except to the extent that the option herein granted shall have been exercised with respect thereto and a stock certificate issued therefor. The granting of this option shall not confer upon the Optionee any right to continue in the employ of the Company or of any subsidiary and shall not interfere in any way with the right of the Company or of any such subsidiary to terminate the employment of the employee at any time.

         10. The existence of the option herein granted shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock of the Company or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

         11. As a condition of the granting of the option herein granted, the Optionee agrees, for himself and his personal representative, that any dispute


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or disagreement which may arise under or as a result of or pursuant to this agreement shall be determined by the Chairman in his sole discretion, and that any interpretation by the committee of the term of this agreement shall be final, finding and conclusive.

         12. If, at any time, the Chairman shall determine, in his discretion, that the listing, registration or qualification of the shares covered by the option upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the purchase of shares thereunder, the option may not be exercised, in whole or in part, unless and until such listing, registration or qualification shall have been effected free of any conditions not acceptable to the Chairman.

         13. Nothing in this agreement shall be construed to confer upon the Optionee any right to continued employment with the employer corporation or to restrict in any way the right of the employer corporation to terminate his or her employment. Optionee acknowledges that in the absence of an express written employment agreement to the contrary, Optionee's employment with the employer corporation may be terminated by the employer corporation at any time, with or without cause. Optionee acknowledges that the option evidenced hereby is being granted to encourage such Optionee to secure or increase on reasonable terms his or her stock ownership in the Company.

         In witness whereof, the Company has caused this instrument to be exercised by its duly authorized officers, the Optionee has hereunto affixed his or her hand.

                                            NAM TAI ELECTRONIC, INC.



                                            By:    /s/ M.K. Koo
                                                   ---------------------
                                                   M.K. Koo, Chairman



                                                   ______________________
                                                     Optionee